EXHIBIT 3.1

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

METALS USA HOLDINGS CORP.

Metals USA Holdings Corp., f/k/a Flag Holdings Corporation, a corporation organized and existing under the laws and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1. The name of the Corporation is METALS USA HOLDINGS CORP.

2. The Corporation was originally incorporated under the name Flag Holdings Corporation. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 9, 2005. The date of the filing of the name change to Metals USA Holdings Corp. was May 1, 2006.

3. This Amended and Restated Certificate of Incorporation amends the Certificate of Incorporation of the Corporation and has been duly adopted by the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting in accordance with Sections 141(f), 242, and 245 of the General Corporation Law of the State of Delaware (“DGCL”) and by the stockholders of the Corporation by written consent in lieu of a meeting thereof in accordance with Sections 228, 242 and 245 of the DGCL.

4. The Certificate of Incorporation of the Corporation, as amended hereby, shall, upon the effectiveness hereof, read in its entirety, as follows:

ARTICLE ONE

The name of the Corporation is:

Metals USA Holdings Corp.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange St., Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any or all lawful acts and activities for which corporations may be incorporated under the General Corporation Law of Delaware.

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is                      shares, of which                      shares shall be common stock, $0.01 par value (“Common Stock”) and                      shares shall be preferred stock, $0.01 par value (“Preferred Stock”).

Section 2. Common Stock.

(a) Dividends. Subject to the provisions of applicable law and the preferences of any outstanding Preferred Stock, the holders of the Common Stock shall be entitled to receive, as and when declared by the Board of Directors of the Corporation (the “Board”) out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board may from time to time determine, payable to stockholders of record on such dates, not exceeding 60 days preceding the dividend payment dates, as shall be fixed for such purpose by the Board in advance of payment of each particular dividend.

(b) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment of any liabilities and accrued but unpaid dividends and any liquidation preferences on any outstanding Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.

(c) Voting Rights. Subject to the provisions of applicable law or of the Bylaws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by applicable law, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes, with each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in the name of such holder on the books of the Corporation.

Section 3. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to fix the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). All shares of any one series of Preferred Stock shall be identical.

Section 4. Voting. The stockholders of the Corporation shall not have cumulative voting rights for the election of directors or for any other purpose.

ARTICLE FIVE

Section 1. Number of Directors; Initial Directors.

(a) The number of directors that shall constitute the whole Board of Directors of the Corporation shall be (i) six, as of the Effective Time (as defined below) and (ii) from and after the Effective Time, six or such greater number, not to exceed twelve, as shall be fixed by a majority of the Board of Directors. The names and classes of the persons who are to serve as initial directors from and after the Effective Time until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal are:

Josh J. Harris (Class I)	Eric L. Press (Class I)
Marc E. Becker (Class II)	John T. Baldwin (Class II)
C. Lourenço Gonçalves (Class III)	M. Ali Rashid (Class III)

Section 2. Classes of Directors; Term of Office. The Board shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2007; each director initially appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2008; and each director initially appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2009; provided, further, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.

Section 3. Quorum. Except as otherwise provided by law, this Amended and Restated Certificate of Incorporation or the Bylaws, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board, but in no event shall less than one-third of the directors constitute a quorum. A majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

Section 4. Vacancies. Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, except to the extent otherwise provided by the Amended and Restated Investors Rights Agreement, dated as of                     , 2006, as amended from time to time, by and among the Corporation and the holders that are parties thereto (the “Investors Rights Agreement”) . The Board of Directors shall be authorized to elect a person to fill a newly created directorship created pursuant to clause (ii) of Section 1(a) of this Article Five, and such person shall hold office until the first annual meeting of stockholders after the Effective Time and until such director’s successor is elected and qualified or until such director’s earlier resignation or removal.

If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Section 5. Removal and Resignation of Directors. Except to the extent otherwise provided by the Investors Rights Agreement, Directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors. A director may resign at any time by filing his written resignation with the secretary of the Corporation.

Section 6. Voting Rights of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article unless expressly provided by such terms.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt the original Bylaws of the Corporation, to amend or repeal the Bylaws or to adopt new Bylaws, subject to any limitations that may be contained in such Bylaws, but any Bylaws adopted by the Board of Directors may be amended, modified or repealed by the stockholders entitled to vote thereon.

ARTICLE SEVEN

Any action required or permitted to be taken by the holders of the Common Stock of the Corporation may be effected at a duly called annual or special meeting of such holders, or may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors or a majority of the members of the Board of Directors pursuant to a resolution approved by the Board of Directors, and special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

ARTICLE EIGHT

To the extent permitted by the DGCL, a director of the Corporation will not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (or any successor provision thereto), or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or amendment or modification of this Article Eight by the stockholders of the Corporation or by changes in applicable law, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Eight, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and will not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE NINE

Section 1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL or other applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including reasonable attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Nine, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers. The Corporation may, by action of the Board of Directors, take such action as it deems necessary or advisable to effectuate the provisions of this Article Nine.

Section 2. Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including reasonable attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article Nine or otherwise.

Section 3. Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article Nine is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 4. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article Nine shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Nine shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE TEN

Neither any contract or other transaction between the Corporation and any other corporation, partnership, limited liability company, joint venture, firm, association, or other entity (an “Entity”), nor any other acts of the Corporation with relation to any other Entity will, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniarily or otherwise interested in, or are directors, officers, partners, or members of, such other Entity (such directors, officers, and Entities, each a “Related Person”). Any Related Person may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided, that the fact that person is a Related Person is disclosed or is known to the Board or a majority of directors present at any meeting of the Board at which action upon any such contract or transaction is taken; and any director of the Corporation who is also a Related Person may be counted in determining the existence of a quorum at any meeting of the board of directors during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that such person is also a director or officer of such subsidiary or affiliated corporation.

Any contract, transaction or act of the Corporation or of the directors that is ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the Corporation called for such purpose, will, insofar as permitted by applicable law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Subject to any express agreement that may from time to time be in effect, (x) any director or officer of the Corporation who is also an officer, director, employee, managing director or other affiliate of Apollo Management V, L.P. (“Apollo”) and (y) Apollo and its affiliates, may, and shall have no duty not to, in each case on behalf of Apollo or its affiliates (the persons and entities in clauses (x) and (y), each a “Covered Apollo Person”), (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates, and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of Apollo or its affiliates, and waives any claim against a Covered Apollo Person and shall indemnify a Covered Apollo Person against any claim that such Covered Apollo Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.

In the event that a Covered Apollo Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Apollo Person in his, her Apollo-related capacity, or Apollo or its affiliates and (y) the Corporation, the Covered Apollo Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Apollo Person and shall indemnify a Covered Apollo Person against any claim, that such Covered Apollo Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Apollo Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Corporation, provided, however, in each case, that any corporate opportunity which is expressly offered to a Covered Apollo Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation.

Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Ten.

This Article Ten may not be amended, modified or repealed without the prior written consent of Apollo.

ARTICLE ELEVEN

The Corporation elects not to be governed by Section 203 of the General Corporation Law.

ARTICLE TWELVE

Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to modify, amend or repeal, this Amended and Restated Certificate of Incorporation; provided, however, that any modification, amendment or repeal to Article Ten shall require the prior written approval of Apollo.

ARTICLE THIRTEEN

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE FOURTEEN

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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This Amended and Restated Certificate of Incorporation of Metals USA Holdings Corp. shall become effective at 12:00 noon, Delaware time, on                      (the “Effective Time”), and shall not become effective until such time.

IN WITNESS WHEREOF, METALS USA HOLDINGS CORP. has caused this Amended and Restated Certificate of Incorporation to be signed by                     , its Secretary this                      day of                     , 2006.

METALS USA HOLDINGS CORP.

By:
Name:
Title: